Exhibit 99.3
CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

Disclosure of primary market risks and how they are managed
We are exposed to market risk in the normal course of our business operations due to ongoing investing and funding activities, including those associated with our pension assets. Market risk refers to the potential change in fair value of a financial instrument as a result of fluctuations in interest rates and equity and commodity prices. We do not hold or issue derivative instruments, derivative commodity instruments or other financial instruments for trading purposes. As a result, we do not undertake any specific actions to cover our exposure to market risks and we are not party to any market risk management agreements other than in the normal course of business or to hedge long-term interest rate risk.

Interest Rate Exposure

Our exposure to market risk for changes in interest rates relates primarily to the interest-bearing portion of our investment portfolio and interest on our long-term debt. The long-term debt include various instruments with various maturities and weighted average interest rates.

Our objectives in managing our interest rate risk are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, a majority of our borrowings have fixed interest rates. Consequently, we have limited material future earnings or cash flow exposures from changes in interest rates on our long-term debt. A hypothetical 10% adverse change in interest rates would increase the amount that we pay on our variable obligations and could result in fluctuations in the fair value of our fixed rate obligations. Based upon our overall interest rate exposure at December 31, 2005, a near-term change in interest rates would not materially affect our consolidated financial position, results of operations or cash flows.

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CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES

In order to manage our interest expense, we have entered into interest rate swap agreements. Under the terms of the agreements, which qualify for hedge accounting, we make semi-annual, floating rate interest payments based on six month LIBOR and receive a fixed rate on the notional amount. The underlying variable rate for these interest rate swaps is set in arrears. For the years ended December 31, 2005 and 2004, the cash interest savings resulting from these interest rate swaps totaled approximately $2.5 million and $9.4 million, respectively.

During September 2005, we entered into a series of forward rate agreements that fixed the underlying variable rate component of some of our swaps at the market rate as of the date of execution for certain future rate-setting dates. At December 31, 2005, the rates obtained under these forward rate agreements were below market rates. A gain for the changes in the fair value of these forward rate agreements of $1.9 million is included in other income (loss) net for the year ended December 31, 2005.

Sensitivity analysis of interest rate exposure
At December 31, 2005, the fair value of our long-term debt was estimated to be approximately $4.0 billion, based on our overall weighted average borrowing rate of 8.05% and our overall weighted maturity of 12 years. There has been no material change in the weighted average maturity since December 31, 2004.

The overall weighted average interest rate increased in 2005 by approximately 22 basis points. A hypothetical increase of 81 basis points in our weighted average interest rate (10% of our overall weighted average borrowing rate) would result in an approximate $210.3 million decrease in the fair value of our fixed rate obligations.

Equity Price Exposure

Our exposure to market risks for changes in equity prices as of December 31, 2005 is limited to our investment in Adelphia, and our pension assets of $762.2 million.

As of December 31, 2005 and December 31, 2004, we owned 3,059,000 shares of Adelphia common stock. The stock price of Adelphia was $0.04 and $0.39 at December 31, 2005 and December 31, 2004, respectively.

Sensitivity analysis of equity price exposure
At December 31, 2005, the fair value of the equity portion of our investment portfolio was estimated to be $0.1 million. A hypothetical 10% decrease in quoted market prices would result in an approximate $12,000 decrease in the fair value of the equity portion of our investment portfolio.

Disclosure of limitations of sensitivity analysis
Certain shortcomings are inherent in the method of analysis presented in the computation of fair value of financial instruments. Actual values may differ from those presented should market conditions vary from assumptions used in the calculation of the fair value. This analysis incorporates only those exposures that exist as of December 31, 2005. It does not consider those exposures or positions which could arise after that date. As a result, our ultimate exposure with respect to our market risks will depend on the exposures that arise during the period and the fluctuation of interest rates and quoted market prices.

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